SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
	___________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934


International Airline Support Group, Inc.

(Exact name of registrant as specified in its charter)


Delaware                                    No. 59-2223025
(State of incorporation or organization)    (IRS Employer Identification No.)

8095 N.W. 64th Street
Miami, Florida                              33166
(Address of principal executive offices)    (Zip Code)


If this Form relates to the registration of a class of
debt securities and is effective upon filing
pursuant to General Instruction A(c)(1) please
check the following box.  /   /

If this Form relates to the registration of a class of debt securities and is to be come effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction
A(c)(2) please check the following box. / /


Securities to be registered pursuant to Section 12(b) of the Act:

				Name of each exchange on
Title of each Class to          which each class is to
be so registered                be registered


	None			None


Securities to be registered pursuant to Section 12(g) of the Act:


Common Stock par value $.001 per share

(Title of Class)


Item 1.	Description of Registrant's Securities to be Registered.

General

The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share and 2,000,000 shares of Preferred Stock par value $.001 per share. As of May 31, 1996, there were 4,041,779 shares of Common Stock outstanding which were held of record by 105 stockholders and beneficially by approximately 850 stockholders and no shares of Preferred Stock outstanding. Immediately following completion of the Restructuring, there were 2,395,105 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

Common Stock

Subject to the rights of the holders of any Preferred Stock which may be outstanding, each holder of Common Stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation to share pro rata in any distribution of the Company's assets after payment or providing for the payment of liabilities and the liquidation preference of an outstanding Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable.

The transfer agent for the Common Stock is The First Union National Bank of North Carolina.

Preferred Stock

The Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix, by resolution, the voting powers, full or limited or no voting powers, and such designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in such series (which the Board may increase or decrease as permitted by Delaware law), liquidation preferences, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the stockholders. Any share of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights or both.

Director's Liability

The Company has included in its Restated Certificate provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law ("DGCL") or for any transaction from which the director derived an improper personal benefit) and in its Bylaws provisions to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.


Anti-takeover Effects of Certain Provisions of the Company's Restated Certificate of Incorporation and Bylaws

Stockholder Action by Written Consent. The Certificate of Incorporation provides that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied. This provision of the Certificate of Incorporation may not be amended, modified or repealed by the stockholders of the Company, except with the consent of holders of three-fourths of the Company's outstanding Common Stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form.
These provision may preclude some stockholders form bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting. As set forth below, this provision of the Bylaws may not be amended, modified or repealed by the stockholders of the Company, except with the consent of holders of three-fourths of the Company's outstanding Common Stock.

Adjournment of Meetings of Stockholders. The Bylaws provide that when a meeting of stockholders of the Company is convened, the presiding officer, if directed by the Board of Directors, may adjourn the meeting if no quorum is present for the transaction of business or if the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders or to otherwise effectively exercise their voting rights.
This provision will, under certain circumstances, make more difficult or delay actions by the stockholders opposed by the Board of Directors.
The effect of such provision could be to delay the timing of a stockholders' meeting, including in cases where stockholders have brought proposals before the stockholders which are in opposition to those brought by the Board of Directors and therefore may provide the Board of Directors with additional flexibility in responding to such stockholder proposals. As set forth below, this provision of the Bylaws may not be amended, modified or repealed by the stockholders of the Company, except with the consent of holders of three-fourths of the Company's outstanding Common Stock.

Amendment of the Bylaws. The Certificate of Incorporation provides that no provision of the Bylaws may be amended, altered, changed or repealed by the stockholders of the Company, nor may any provision of the Bylaws inconsistent with such provision be adopted by the stockholders of the Company, except with the consent of holders of three-fourths of the Company's outstanding Common Stock. This provision makes it more difficult for stockholders to make changes to the Bylaws that are opposed by the Board of Directors.
This provision of the Certificate of Incorporation may not be amended, modified or repealed by the stockholders of the Company, except with the consent of holders of three-fourths of the Company's outstanding Common Stock.



	SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERNATIONAL AIRLINE SUPPORT
GROUP, INC.


By:
George Murnane III
Chief Financial Officer

Dated: October ___, 1996


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